As filed with the Securities and Exchange Commission on January ____, 2007 Reg. No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________

TRIMAX CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	76-0616468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

2 LOMBARD STREET, SUITE 204
TORONTO, ONTARIO M5C1M1
CANADA
(Address of principal executive offices)
________________________________________________

CONSULTING AGREEMENT BETWEEN MICHAEL CERVINI
AND TRIMAX CORPORATION
(Full title of plan)
________________________________

CONSULTING AGREEMENT BETWEEN TOP CONSULTANTS, INC.
AND TRIMAX CORPORATION
(Full title of plan)
________________________________

CONSULTING AGREEMENT BETWEEN DUNAMIS PRO_VISION, INC.
AND TRIMAX CORPORATION
(Full title of plan)
________________________________

CONSULTING AGREEMENT BETWEEN 852907 ONTARIO LIMITED
AND TRIMAX CORPORATION
(Full title of plan)
________________________________

CONSULTING AGREEMENT BETWEEN DAVID ELLIS
AND TRIMAX CORPORATION
(Full title of plan)
________________________________

CONSULTING AGREEMENT BETWEEN JASON DYKSTRA
AND TRIMAX CORPORATION
(Full title of plan)
________________________________

CONSULTING AGREEMENT BETWEEN KEVIN ALLAN
AND TRIMAX CORPORATION
(Full title of plan)
________________________________

CONSULTING AGREEMENT BETWEEN NAIM CHAUDHRY
AND TRIMAX CORPORATION
(Full title of plan)
________________________________

DIRECTOR AND OFFICER STOCK PERFORMANCE PLAN
(Full title of plan)
________________________________
Derek Pepler
2 Lombard Street, Suite 204
Toronto, Ontario M5C1M1
Canada
(Name and address of agent for service)
(416) 368-4060
(Telephone number including area code of agent for service)

Copy to:
James Vandeberg
Attorney at Law
Otto Law Group
601 Union Street, Ste 4500
Seattle, WA 98101

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, $0.001 par value	1,369,286	$.16	$219,085.76	$23.44

(1) The consulting agreement between the Company and Michael Cervini provides for consulting services to be rendered by Michael Cervini to the Company on a periodic basis. The Company has chosen to compensate Michael Cervini for consulting services rendered, in part, by issuing 35,833 shares of the Company’s common stock to Michael Cervini on this Form S-8 registration statement. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting agreement between the Company and Top Consultants, Inc. provides for consulting services to be rendered by Top Consultants, Inc. to the Company on a periodic basis. The Company has chosen to compensate Top Consultants, Inc. for consulting services rendered, in part, by issuing 69,500 shares of the Company’s common stock to Sergio Iturri on this Form S-8 registration statement. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting agreement between the Company and Dunamis Pro_Vision, Inc., provides for consulting services to be rendered by Dunamis Pro_Vision, Inc. to the Company on a periodic basis. The Company has chosen to compensate Dunamis Pro_Vision, Inc. for consulting services rendered, in part, by issuing 56,667 shares of the Company’s common stock to Henry Stevens on this Form S-8 registration statement. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting agreement between the Company and 852907 Ontario Limited provides for consulting services to be rendered by 852907 Ontario Limited to the Company on a periodic basis. The Company has chosen to compensate 852907 Ontario Limited for consulting services rendered, in part, by issuing 237,581 shares of the Company’s common stock to Gary Michor on this Form S-8 registration statement. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting agreement between the Company and David Ellis provides for consulting services to be rendered by David Ellis to the Company on a periodic basis. The Company has chosen to compensate David Ellis for consulting services rendered, in part, by issuing 47,705 shares of the Company’s common stock to David Ellis on this Form S-8 registration statement. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting agreement between the Company and Jason Dykstra provides for consulting services to be rendered by Jason Dykstra to the Company on a periodic basis. The Company has chosen to compensate Jason Dykstra for consulting services rendered, in part, by issuing 32,000 shares of the Company’s common stock to Jason Dykstra on this Form S-8 registration statement. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting agreement between the Company and Kevin Allen provides for consulting services to be rendered by Kevin Allen to the Company on a periodic basis. The Company has chosen to compensate Kevin Allen for consulting services rendered, in part, by issuing 40,000 shares of the Company’s common stock to Kevin Allen on this Form S-8 registration statement. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting agreement between the Company and Naim Chaudhry provides for consulting services to be rendered by Naim Chaudhry to the Company on a periodic basis. The Company has chosen to compensate Naim Chaudhry for consulting services rendered, in part, by issuing 150,000 shares of the Company’s common stock to Naim Chaudhry on this Form S-8 registration statement. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Company has chosen to compensate Derek Pepler in lieu of past services rendered as director of the Company, in part, by issuing 300,000 shares of the Company’s common stock to Derek Pepler under the Company’s Director and Officer Stock Performance Plan.

(1) The Company has chosen to compensate Robert Vivacqua in lieu of past services rendered as director of the Company, in part, by issuing 300,000 shares of the Company’s common stock to Robert Vivacqua under the Company’s Director and Officer Stock Performance Plan.

(1) The Company has chosen to compensate Michael Spasov in lieu of past services rendered as officer of the Company, in part, by issuing 100,000 shares of the Company's common stock to Michael Spasov under the Company's Director and Officer Stock Performance Plan.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On January 08, 2007, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $.16 per share to be sold. On this basis, the maximum aggregate offering price for the options to purchase shares being registered hereunder is $219,085.76 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .000107.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.	Plan Information *

Item 2.	Registrant Information and Employee Plan Annual Information.*

*Information required by part 1 to be contained in the section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933.

PART II

Item 3.	Incorporation of Documents by Reference

There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Commission:

(a)  The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005;

(b)  The Company's Quarterly Report on Form 10-QSB for the fiscal quarters ending June 30, 2006, March 31, 2006 and December 31, 2005, and reports on Form 8-K filed June 8, 2006, March 17, 2006 and February 24, 2006 as amended by September 1, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 7.

ITEM 9.	UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada on January 9, 2007.

TRIMAX CORPORATION
a Nevada, corporation

By:   /s/ Derek Pepler
Derek Pepler, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Derek Pepler	President, Chief Executive Officer and	January 9, 2007
Derek Pepler	A Director

/s/ Robert Vivacqua	Chief Financial Officer and Director	January 9, 2007
Robert Vivacqua

INDEX TO EXHIBITS

5.1	Opinion of The Otto Law Group, PLLC

10.19	Consulting Agreement between Michael Cervini and Trimax Corporation

10.20	Consulting Agreement between Top Consultants and Trimax Corporation

10.21	Consulting Agreement between Dunamis Pro_Vision Inc. and Trimax Corporation

10.22	Consulting Agreement between 852907 Ontario Limited and Trimax Corporation

10.23	Consulting Agreement between David Ellis and Trimax Corporation

10.24	Consulting Agreement between Jason Dykstra and Trimax Corporation

10.25	Consulting Agreement between Kevin Allen and Trimax Corporation

10.26	Consulting Agreement between Naim Chaudhry and Trimax Corporation

23.1	Consent of Walker and Company Chartered Accountants Professional Corporation

23.2	Consent of The Otto Law Group, PLLC (contained in exhibit 5.1)